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                                                                     EXHIBIT 5.1

                                 KUTAK ROCK LLP

                                   SUITE 3100                      ATLANTA
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                           DENVER, COLORADO 80202-2658             DES MOINES
                                                                   FAYETTEVILLE
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                                www.kutakrock.com                  OKLAHOMA CITY
                                                                   OMAHA
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                                                                   RICHMOND
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                                                                   WASHINGTON

                                 March 21, 2003

GMAC Education Loan Funding Trust-I
%GMAC Commercial Holding Capital Corp., as Administrator
1801 California Street, Suite 3700
Denver, Colorado  80202

GMAC ELF LLC
1801 California Street, Suite 3700
Denver, Colorado  80202

Ladies and Gentlemen:

     We have acted as special counsel to GMAC Education Loan Funding Trust-I (the "Issuer") and GMAC ELF LLC (the "Sponsor"), in connection with the preparation and filing of the registration statement on Form S-3, Registration Nos. 333-102760 and 333-102760-01, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission. The Registration Statement was declared effective under the Securities Act of 1933, as amended, on March 7, 2003. Further, we have acted as your special counsel in connection with the preparation of the Prospectus dated March 17, 2003 (the "Prospectus") and Prospectus Supplement dated March 17, 2003 (the "Prospectus Supplement") relating to the issuance of $220,000,000 Series 2003-1 Notes consisting of GMAC ELF Student Loan Asset-Backed Notes Senior Class A-1AR Notes, Class A-2AR Notes, Class A-3AR Notes and Subordinate Class B-1AR Notes (collectively, the "Notes"). Senior Class A-1AR Notes, Class A-2AR Notes, Class A-3AR Notes and Subordinate Class B-1AR Notes (collectively, the "Notes").

     In rendering the opinions expressed below, we have examined original, certified copies, or copies otherwise identified to us as the true copies of such records, agreements, certificates and other documents of the Issuer (the "Issuer Agreements"), and have made such investigations of law as we deemed necessary or appropriate and we are familiar with the proceedings taken by the Issuer in connection with the authorization and registration, and in preparation for the issuance and sale, of the Notes. We have examined the Registration Statement, the Prospectus and Prospectus Supplement. Except as otherwise indicated herein, all terms defined in the Registration Statement, the Prospectus and Prospectus Supplement are used herein as so defined.

     As to all questions of fact material to this opinion, we have relied without independent investigation made for purposes of giving this opinion upon
(a) certificates satisfactory to us regarding the accuracy, truthfulness and performance of the representations, warranties and

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covenants under the Issuer Agreements, and all facts assumed therein, (b)
certificates of good standing and compliance issued by applicable state regulatory authorities, (c) signed copies of the Issuer Agreements, (d) specimen copies of the Notes and (e) statements made and certificates or comparable documents furnished by officers and/or representatives of the Sponsor and the Issuer.

     For the purpose of rendering this opinion and making our investigations in connection herewith, we further have assumed: (a) the genuineness of all signatures and the personal legal capacity of all individual signatories; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of documents submitted to us as certified or photostatic copies; (d) the authenticity of the originals of such latter documents; (e) the due issuance and authentication of certificates evidencing the beneficial interests in the Issuer; (f) that other than as to the Issuer, the parties to the Issuer Agreements have the legal power to act in the capacities in which they are to act thereunder and that the Issuer Agreements have been duly authorized, executed and delivered by the parties thereto; (g) that other than as to the Issuer and the Sponsor, the Issuer Agreements are legal, valid and binding obligations of the parties thereto, enforceable against such other parties in accordance with their respective terms, subject only to
(i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought,
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable; (h) that there are no agreements or arrangements among the parties to the Issuer Agreements that would affect any of the assumptions or opinions set forth herein, and (i) the choice of law designated in each of the Issuer Agreements, if any, by the parties thereto will be given effect to govern their contractual rights and duties and the enforceability of such Issuer Agreements.

     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, subject to the qualifications set forth below:

     1. The Notes, when authenticated by the Trustee in accordance with the Indenture and Indenture Supplement and delivered and paid for pursuant to the Underwriting Agreement, will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as enforcement thereof may be subject to and limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where

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such indemnification or contribution is contrary to public policy; and (d) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable, and will be entitled to the benefits of the Indenture and Indenture Supplement.

     This opinion is given for the sole benefit of the addressee hereof and may not be relied upon by or delivered to any other person. In addition, this opinion relates only to the matters and the transactions specifically referred to, and no other opinions should be implied therefrom.

                                   Very truly yours,

                                   /s/ Kutak Rock LLP

                                   Kutak Rock LLP